EXHIBIT 99.1

OFFER TO PURCHASE

TO:     THE HOLDERS OF SHARES OF IAMGOLD CORPORATION

      The accompanying Circular contains important information and should be read carefully before making a decision with respect to the Offer. This Offer to Purchase and the Circular, which is incorporated into and forms part of this Offer to Purchase, constitute the take-over bid circular required under applicable Canadian securities laws.

1.	The Offer

      Subject to the terms and conditions set forth in Section 2 below and in the Letter of Transmittal and the Notice of Guaranteed Delivery, the Offeror hereby offers to purchase all of the issued and outstanding IAMGold Shares on the basis of 1.15 Golden Star Shares for each IAMGold Share.

      The Offer is made only for IAMGold Shares and is not made for any Options or other rights to acquire IAMGold Shares. Any holder of such securities who wishes to accept the Offer must, to the extent permitted by the terms of such securities and applicable law, exercise the Options or other rights in order to obtain certificates representing IAMGold Shares in accordance with the Offer. Any such exercise must be sufficiently in advance of the Expiry Time to ensure that IAMGold Shares will be available for deposit no later than the Expiry Time or in sufficient time to comply with the procedures referred to in Section 5 of the Offer to Purchase, “Procedure for Guaranteed Delivery”. Options may be exercised and the IAMGold Shares issued pursuant to such exercise may be deposited under the Offer, to the extent permitted by the terms of the Options.

      Fractional Golden Star Shares will not be issued. Instead of receiving a fractional Golden Star Share, Shareholders will receive a cash payment equal to such fraction multiplied by the Current Market Price. For purposes of determining the amount of any such cash payment, all Golden Star Shares deposited by a registered holder will be aggregated.

      The Offer will be open for acceptance until the Expiry Time unless withdrawn or extended.

2.	Conditions to the Offer

      The Offeror reserves the right to withdraw the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for, any IAMGold Shares deposited under the Offer unless all of the following conditions are satisfied or, where permitted, waived by the Offeror prior to the Expiry Time:

(a)	the Minimum Tender Condition;

(b)	all Appropriate Approvals (including, without limitation, those of the Exchanges or securities regulatory authorities) shall have been obtained on terms satisfactory to the Offeror, acting reasonably;

(c)	all outstanding Options or rights to acquire IAMGold Shares will have been exercised, cancelled or otherwise dealt with on terms satisfactory to the Offeror in its reasonable judgement;

(d)	no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, company, firm, group or other entity) in Canada or elsewhere, whether or not having the force of Law, and no Law (including, without limiting the generality of the foregoing, any tax Law) shall have been proposed, enacted, promulgated or applied, in either case:

(i)	to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the IAMGold Shares or the right of the Offeror to own or exercise full rights of ownership of the IAMGold Shares;

(ii)	which, if the Offer were consummated, would result in an IAMGold Material Adverse Effect; or

(iii)	which challenges or would prevent or make uncertain the ability of the Offeror or its affiliates to effect a Compulsory Acquisition or Subsequent Acquisition Transaction;

(e)	there shall not exist any prohibition at Law against the Offeror making the Offer, taking up and paying for any IAMGold Shares deposited under the Offer, issuing Golden Star Shares in consideration therefor or effecting a Compulsory Acquisition or Subsequent Acquisition Transaction;

(f)	there shall not exist or have occurred any change (or any condition, event or development involving a prospective change) in the business, operations (including results of operations), assets, capitalization, condition (financial or otherwise), prospects, licenses, permits, rights, privileges or liabilities, whether contractual or otherwise, of IAMGold or the Material Interests, which, when considered either individually or in the aggregate, would result in an IAMGold Material Adverse Effect;

(g)	the Offeror shall have determined in its reasonable judgement that no property right, franchise or license of IAMGold or any of the Material Interests has been or may be impaired (which impairment has not been cured or waived) or otherwise adversely affected, or threatened to be impaired or adversely affected, whether as a result of the making of the Offer, the taking up and paying for IAMGold Shares deposited under the Offer, the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction or otherwise;

(h)	the Offeror shall have determined in its reasonable judgement that no covenant, term or condition exists in any instrument or agreement to which IAMGold or any of its entities is a party or to which any of their properties or assets are subject which might make it inadvisable for the Offeror to proceed with the Offer and/or the taking up and paying for IAMGold Shares under the Offer, including without limitation any default, right of termination, acceleration or other adverse event that may ensue as a result of the Offeror taking up and paying for the IAMGold Shares under the Offer or completing a Compulsory Acquisition or a Subsequent Acquisition Transaction;

(i)	the Offeror shall have been provided with, or been given access to, in a timely manner, all non-public information relating to IAMGold, including without limitation a true and complete copy of the disclosure letter of IAMGold delivered to Wheaton River pursuant to the IMG/ WRM Arrangement Agreement and each of the joint venture/shareholder agreements (including all amendments, supplements and modifications thereto) with respect to each of the Material Interests, and the Offeror shall be satisfied upon completion of its review of such documents and upon the advice of its legal counsel, that such documents do not contain any facts or other information that would result in an IAMGold Material Adverse Effect if the Offer were completed or a change, event, occurrence or state of facts that is or would reasonably be expected to be material and adverse to any of the Material Interests, either individually or collectively, whether or not the Offer were completed;

(j)	the Offer, if completed, shall not trigger any IAMGold Material Adverse Effect;

(k)	the IAMGold Shareholders shall not have approved the resolution authorizing the issuance of additional IAMGold Shares to be presented at the IAMGold Meeting and the IMG/ WRM Proposed Transaction shall not have been completed and the IMG/ WRM Arrangement Agreement shall have been terminated; and

(l)	the Offeror shall not have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of IAMGold with any regulatory authority in Canada or elsewhere.

      The foregoing conditions are for the exclusive benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition. The Offeror may, in the Offeror’s sole discretion, waive any of the foregoing conditions, in whole or in part, at any time and from time to time, without prejudice to any other rights which the Offeror may have. The failure by the Offeror at any time to exercise any of the foregoing rights will not be deemed to be a waiver of any such right and each such right shall be deemed to be an ongoing right which may be asserted at any time and from time to time.

      Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary, if required by law, as soon as practicable thereafter to notify Shareholders in the manner set forth below in Section 11 of the Offer to Purchase and shall provide a copy of such notice to the TSX and the AMEX. Any notice of waiver will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto. In the event of any waiver, all IAMGold Shares deposited previously and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Offeror in accordance with the terms of the Offer. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any IAMGold Shares deposited under the Offer and the Depositary will promptly return all certificates for deposited IAMGold Shares to the parties by whom they were deposited in acceptance of the Offer. See Section 9 of the Offer to Purchase, “Return of Withdrawn IAMGold Shares”.

3.	Payment for Deposited IAMGold Shares

      If all of the conditions referred to above in Section 2 of the Offer to Purchase have been fulfilled or, where permitted, waived at the Expiry Time, the Offeror will become obligated to take up and pay for the IAMGold Shares deposited under the Offer and not withdrawn no later than 10 days from the Expiry Date, and to pay for the IAMGold Shares taken up as soon as possible, but in any event not later than three business days after taking up the IAMGold Shares. In accordance with applicable Law, the Offeror will take up and pay for IAMGold Shares deposited under the Offer after the date on which it first takes up IAMGold Shares deposited under the Offer not later than 10 days after the deposit of such IAMGold Shares.

      The Offeror will be deemed to have taken up and accepted for payment IAMGold Shares validly deposited and not withdrawn under the Offer if, as and when the Offeror gives written notice or other communication confirmed in writing to the Depositary to that effect.

      The Offeror will pay for IAMGold Shares validly deposited under the Offer and not withdrawn by providing the Depositary with the Offered Consideration in the form of sufficient certificates for Golden Star Shares and funds to pay for fractional Golden Star Shares otherwise issuable, if any, for transmittal to persons depositing IAMGold Shares under the Offer. Under no circumstances will interest accrue or be paid on the Offered Consideration by the Offeror or the Depositary to persons depositing IAMGold Shares, regardless of any delay in making such payment. Fractional Golden Star Shares will not be issued. Instead of receiving a fraction of a Golden Star Share, the Shareholder will receive a cash payment equal to such fraction multiplied by the Current Market Price. For the purposes of determining the amount of any such cash payment, all IAMGold Shares deposited by a registered holder will be aggregated.

      The Depositary will act as the agent of the persons who have deposited IAMGold Shares under the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons. Receipt of the share certificates and cash, if any, representing the Offered Consideration by the Depositary shall be deemed to constitute receipt of payment by persons depositing IAMGold Shares.

      Settlement with each Shareholder who has deposited IAMGold Shares under the Offer will be made by the Depositary forwarding (a) for the IAMGold Shares (other than those representing fractional Golden Star Shares), a certificate for the Golden Star Shares to which such Shareholder is entitled under the Offer, provided that the Shareholder is a resident of a province of Canada or another jurisdiction in which the Golden Star Shares may be lawfully delivered without further action by the Offeror and (b) if applicable, a cheque in U.S. dollars in payment for the cash equivalent of any fractional Golden Star Shares determined in accordance with the Offer, that is payable to such Shareholder. Subject to the foregoing and unless otherwise directed by the Letter of Transmittal, the certificates and any cheques will be issued in the name of the registered holder of the IAMGold Shares so deposited. Unless the person depositing the IAMGold Shares instructs the Depositary to hold the certificate representing the Golden Star Shares and any cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate and any cheque will be forwarded by first class insured mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the certificate and any cheque will be sent to the address of the holder as shown on the securities register maintained by or on behalf of IAMGold. Certificates and cheques mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing.

4.	Time and Manner for Acceptance

      The Offer is open for acceptance, unless withdrawn or extended at the sole discretion of the Offeror until the Expiry Time, being 9:00 p.m. (Toronto time), on the Expiry Date, unless the Offer is withdrawn or extended. See Section 6, “Extensions, Variations and Changes to the Offer”.

      The Offer may be accepted by Shareholders by depositing the following documents with the Depositary at the offices specified in the Letter of Transmittal no later than the Expiry Time:

(a)	the certificate or certificates representing IAMGold Shares in respect of which the Offer is being accepted;

(b)	a properly completed and duly signed copy of the Letter of Transmittal (or a manually signed facsimile copy), with the signature or signatures guaranteed in accordance with the instructions set out in the Letter of Transmittal; and

(c)	any other relevant document required by the instructions set forth on the Letter of Transmittal.

      The Offer will be deemed to be accepted only if the Depositary actually has received these documents at or before the Expiry Time at one of the addresses for the Depositary indicated on the Letter of Transmittal. Shareholders who cannot comply on a timely basis with these procedures for deposit of the requisite certificates for IAMGold Shares may deposit certificates representing IAMGold Shares pursuant to the procedures for guaranteed delivery described in Section 5 below.

5.	Procedure for Guaranteed Delivery

      If a Shareholder wishes to accept the Offer and either (i) the certificates representing such Shareholder’s IAMGold Shares are not immediately available or (ii) such Shareholder cannot deliver the certificates and Letter of Transmittal to the Depositary by the Expiry Time, those IAMGold Shares may nevertheless be deposited under the Offer, provided that all of the following conditions are met:

(a)	such deposit is made only at the principal office of the Depositary in Toronto by or through an Eligible Institution;

(b)	a properly completed and duly executed Notice of Guaranteed Delivery (or a manually signed facsimile) is received by the Depositary at its principal office in Toronto at or before the Expiry Time; and

(c)	the certificate or certificates representing the deposited IAMGold Shares, in proper form for transfer, together with a properly completed and duly signed Letter of Transmittal (or a manually signed facsimile copy) and other documents required by such Letter of Transmittal, are received at the Toronto office of the Depositary by 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

      The Notice of Guaranteed Delivery may be delivered by hand, transmitted by electronic facsimile or mailed to the Depositary only at its principal office in Toronto and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

6.	Extensions, Variations and Changes to the Offer

      The Offer will be open for acceptance at the places of deposit specified in the Letter of Transmittal until, but not after, the Expiry Time.

      The Offeror may, at any time and from time to time while the Offer is open for acceptance, vary the terms of the Offer or extend the Expiry Time by giving notice in writing to the Depositary at its principal office in Toronto. Also, if at any time before the Expiry Time, or at any time after the Expiry Time, but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in this Offer or Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or an affiliate of the Offeror), the Offeror will give written notice of such change to the Depositary at its principal office in Toronto. Upon the giving of such notice to the Depositary, the Expiry Time or withdrawal rights, as applicable, shall be deemed to be extended to the date specified in such notice or in the case of a variation the Offer shall be deemed to be varied in the manner described in such notice, as the case may be. The Offeror will, as soon as practicable after giving any such notice to the Depositary, publicly announce the extension, variation or change and cause the Depositary to mail a copy of any such notice to Shareholders as required by applicable securities legislation at their respective addresses appearing in the share register of IAMGold. In addition, the Offeror will provide a copy of such notice to the TSX and the AMEX. Any notice of extension, variation or change will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto. During any extension of the Offer, all IAMGold Shares previously deposited and not taken up and paid for or withdrawn will remain subject to the Offer and, subject to applicable Law, may be accepted for purchase by the Offeror on or before the Expiry Time in accordance with the terms of the Offer.

      An extension of the Expiry Time shall not in and of itself constitute a waiver by the Offeror of any of its rights under Section 2 of the Offer to Purchase.

      Under applicable Canadian provincial securities Law, if there is a variation in the terms of the Offer, the period during which IAMGold Shares may be deposited under the Offer shall not expire before 10 days after the notice of variation has been delivered. If, prior to the Expiry Time, the Offeror in its sole discretion shall increase the Offered Consideration, such increase shall be applicable to all holders whose IAMGold Shares are taken up under the Offer.

      Notwithstanding the foregoing, the Offer may not be extended by the Offeror if all the terms and conditions of such Offer have been complied with, except those waived by the Offeror, unless the Offeror first takes up and pays for all IAMGold Shares validly deposited under the Offer and not withdrawn.

7.	Changes in Capitalization of IAMGold; Dividends and Distributions; Liens

      If, on or after the date of the Offer, IAMGold should divide, combine, reclassify, consolidate, convert or otherwise change any of the IAMGold Shares or its capitalization, or should disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 2 of the Offer to Purchase, “Conditions of the Offer,” make such adjustments as it deems appropriate to reflect such division, combination, reclassification, consolidation, conversion or other change in the Offered Consideration, the number of Golden Star Shares to be issued or other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the consideration payable therefor).

      IAMGold Shares acquired pursuant to the Offer shall be transferred by the holder of IAMGold Shares and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, security interests, claims and equities or rights of others of any nature or kind whatsoever and together with all rights and benefits arising therefrom, including (subject to the payment of dividends as described below) the right to all other securities which may be declared, paid, issued, accrued, distributed, made or transferred on or after the date of the Offer on in respect of the IAMGold Shares.

      If, on or after the date of the Offer, IAMGold should declare or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to the IAMGold Shares, that is payable or distributable to the holders of such IAMGold Shares on a record date that precedes the date of transfer of such IAMGold Shares into the name of the Offeror or its nominees or transferees on the Share register maintained by or on behalf of IAMGold, then without prejudice to the Offeror’s rights under Section 2 of the Offer to Purchase, “Conditions of the Offer”: (a) in the case of cash dividends, distributions or payments, the amount of the dividends, distributions or payments shall be received and held by the depositing Shareholders, and to the extent that such dividends, distributions or payments do not exceed the value of the consideration per IAMGold Share payable by the Offeror pursuant to the Offer (as determined by the Offeror), the Offered Consideration will be reduced by that number of Golden Star Shares having a value equal to the amount of such dividend, distribution or payment; (b) in the case of non-cash dividends, distributions, payments, rights or other interests, the whole of any such non-cash dividend, distribution, payment, right or other interest shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer; and (c) in the case of any cash dividends, distributions or payments in an amount that exceeds the consideration per IAMGold Share payable by the Offeror (as determined by the Offeror), the whole of any such cash dividend, distribution or payment shall be received and held by the depositing Shareholders for the account of the Offeror and shall be required to be promptly remitted and transferred by the depositing Shareholders to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance (in the case of (b) and (c) above), the Offeror will be entitled to all rights and privileges as owner of any such dividend, distribution, payment, right or other interest and may withhold all of the Golden Star Shares otherwise issuable by the Offeror to the non-remitting Shareholder pursuant to the Offer or deduct from the number of Golden Star Shares to be delivered by the Offeror pursuant to the Offer such number of Golden Star Shares with a value equal to the amount or value of the dividend, distribution, payment, right or other interest, as determined by the Offeror in its sole discretion. The declaration or payment of any such dividend or distribution may have tax consequences not discussed under “Certain Canadian Federal Income Tax Considerations” or “Certain U.S. Income Tax Considerations” in Sections 15 and 16 of the Circular, respectively.

8.	Right to Withdraw Deposited IAMGold Shares

      Except as otherwise provided in this Section 8, all deposits of IAMGold Shares under the Offer are irrevocable. IAMGold Shares may be withdrawn by or on behalf of a depositing Shareholder (unless otherwise required or permitted by applicable Law):

(a)	at any time prior to the Expiry Time; or

(b)	if the Shareholder’s IAMGold Shares have not been paid for by the Offeror within three business days after having been taken up.

      A notice of withdrawal of deposited IAMGold Shares must:

(a)	be made by a method that provides the Depositary with a written or printed copy of such notice (which includes a telegraphic or electronic facsimile communication);

(b)	be made by or on behalf of the depositing Shareholder;

(c)	be signed by or on behalf of the person who signed the Letter of Transmittal (or Notice of Guaranteed Delivery) that accompanied the IAMGold Shares being withdrawn;

(d)	specify that person’s name, the number of IAMGold Shares to be withdrawn, the name of the registered holder of, and the certificate number shown on each certificate evidencing the IAMGold Shares to be withdrawn; and

(e)	actually be received by the Depositary at the place of deposit within the applicable time specified above.

      In addition, any signature in the withdrawal notice must be guaranteed in the same manner as in the Letter of Transmittal or Notice of Guaranteed Delivery, except where the IAMGold Shares were deposited for the account of an Eligible Institution.

      Withdrawals may not be rescinded and any IAMGold Shares withdrawn will thereafter be deemed not validly deposited for purposes of the Offer. However, withdrawn IAMGold Shares may be redeposited at any time before the Expiry Time by again following one of the procedures described in Section 4 of the Offer to Purchase.

      In addition to the foregoing rights of withdrawal, Shareholders in certain provinces of Canada are entitled to statutory rights of rescission or damages or both in certain circumstances. See Section 19 of the Circular, “Offerees’ Statutory Rights”.

      All questions as to the validity (including timely receipt) and form of notices of withdrawal shall be determined by the Offeror in its sole discretion and such determinations shall be final and binding. None of the Offeror, the Depositary, or any other Person will be under any duty to give notice of any defect or irregularity in any notice of withdrawal or shall incur any liability for failure to give such notice.

9.   Return of Withdrawn IAMGold Shares

      If any deposited IAMGold Shares are not taken up by the Offeror pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more IAMGold Shares than are deposited, certificates for IAMGold Shares that are not purchased will be returned, at the expense of the Offeror, to the depositing Shareholder by first class registered or insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if no such address is specified, to the address of such Shareholder as shown on the share register maintained by or on behalf of IAMGold. Certificates and other relevant documents will be returned as promptly as practicable following the Expiry Time or withdrawal or early termination of the Offer.

10. Mail Service Interruption

      Notwithstanding the provisions of the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques, share certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. A person entitled to cheques, share certificates and any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the IAMGold Shares were delivered, upon application to the Depositary, until such time as the Offeror has determined that delivery by mail will no longer be delayed. Notwithstanding Section 11 of the Offer to Purchase, the deposit of cheques, share certificates and any other relevant documents with the Depositary in such circumstance shall constitute delivery to the persons entitled thereto and the IAMGold Shares shall be deemed to have been paid for immediately upon such deposit. Notice of any determination regarding mail service delay or interruption made by the Offeror shall be given in accordance with Section 11 of the Offer to Purchase.

11. Notice and Delivery

      Without limiting any other lawful means of giving notice, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given to Shareholders if it is mailed by prepaid, first class mail to the registered holders of such securities at their respective addresses appearing in the appropriate registers maintained by IAMGold and will be deemed, unless otherwise specified by applicable Law, to have been received on the first business day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail service in Canada or the United States following mailing. In the event of any interruption of mail service in Canada or the United States, the Offeror intends to make reasonable efforts to disseminate the notice by other means such as publication. In the event that post offices are not open for the deposit of mail, or there is reason to believe that there is or could be a disruption in all or any part of the postal service, any notice which the Offeror or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is given to the TSX and the AMEX for dissemination through their facilities or if it is published in a newspaper or newspapers of general circulation in Toronto and New York or if it is given to CCN Matthews News Service.

      Unless post offices are not open for the deposit of mail, the Offer to Purchase, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be mailed to registered Shareholders. In addition, the Offeror will use its reasonable efforts to furnish such documents to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the security holder list, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmission to beneficial owners of IAMGold Shares when such list or listing is received.

      Wherever the Offer to Purchase calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been received at one of the offices specified in the Letter of Transmittal.

12. General

      The method of delivery of certificates representing IAMGold Shares and all other documents is at the option and risk of each Shareholder and delivery will be effective only when such documents are actually received by the Depositary. The Offeror recommends that certificates and accompanying Letters of Transmittal be delivered by hand to the Depositary and that a receipt be obtained for their deposit. If the documents are mailed, the Offeror recommends that registered mail with return receipt or acknowledgement of receipt be used and that proper insurance be obtained.

      Shareholders whose IAMGold Shares are registered in the name of a broker, investment dealer, bank, trust company or other nominee should contact that nominee for assistance in depositing those IAMGold Shares under the Offer.

      No fee or commission will be payable by a Shareholder who delivers IAMGold Shares directly to the Depositary. See Section 18 of the Circular, “Financial Advisor, Dealer Manager, Depositary and Information Agent”.

      The Offeror reserves the right to permit a Shareholder to accept the Offer in a manner other than as set out above.

      All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any IAMGold Shares deposited under the Offer, including the propriety and effect of the execution of the Letter of Transmittal will be determined by the Offeror in its sole discretion, and depositing holders of IAMGold Shares agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form, or which, in the opinion of counsel, it may be unlawful to accept under the Laws of any jurisdiction. The Offeror’s interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery will be final and binding. There shall be no obligation on the Offeror, the Depositary, or any other Person to give notice of any defect or irregularity in acceptance and no liability shall be incurred by any of them to any Person for failure to give such notice.

      The deposit of IAMGold Shares pursuant to the procedures described in this Offer to Purchase will constitute a binding agreement between the depositing Shareholder and the Offeror and such agreement shall be subject to the conditions of the Offer and include representations and warranties of the depositing Shareholder that: (i) such person has full power and authority to deposit, sell, assign and transfer the IAMGold Shares being deposited; (ii) such person owns the IAMGold Shares being deposited; (iii) the deposit of such IAMGold Shares complies with applicable securities Laws; and (iv) when such IAMGold Shares are taken up and paid for by the Offeror, in accordance with the Offer, the Offeror will acquire good title thereto free and clear of all liens, restrictions, charges, encumbrances, claims and equities.

13. Other Terms of the Offer

      No broker, dealer or other person has been authorized to give any information or to make any representation or warranty on behalf of the Offeror other than as contained in the Offer to Purchase and Circular and the prospectus included in the U.S. Registration Statement on SEC Form S-4, and, if any such information, representation or warranty is given or made, it must not be relied upon as having been authorized.

      The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions and rules contained therein, as applicable, form part of the terms and conditions of the Offer to Purchase.

      The Offeror reserves the right to transfer or assign to one or more of its affiliates the right to purchase all or any portion of the IAMGold Shares deposited pursuant to the Offer.

      The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

      This document does not constitute an offer to sell or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made or directed to, nor is the document being mailed to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the Laws of such jurisdiction.

      The Offer to Purchase, together with the documents forming part of the Offer to Purchase, constitute the take-over bid circular required under applicable Canadian provincial securities legislation with respect to the Offer to Purchase.

Dated: June 9, 2004

GOLDEN STAR RESOURCES LTD.

/s/ PETER BRADFORD
Signed	Peter Bradford

President and Chief Executive Officer